                                                                    EXHIBIT 99.7

                      POSITION SPECIFICATION FOR MEMBER OF
                              BOARD OF DIRECTORS OF
                          HILLENBRAND INDUSTRIES, INC.
                     APPROVED AT DECEMBER 2004 BOARD MEETING

POSITION OVERVIEW:      Directors are responsible for the overall supervision of
                        the management of the affairs of the corporation in accordance with the requirements of Indiana and other applicable law.

CRITERIA FOR SELECTION: A candidate for director of the corporation should exhibit the following characteristics and should not ever (i) have been the subject of a Securities and Exchange Commission enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor, (ii) had any license suspended or revoked due to misconduct of any type or (iii) violated any fiduciary duty to the Company or its Code of Ethical Business Conduct.:

                        1. Reputation for industry, integrity, honesty, candor, fairness and discretion;

                        2. Acknowledged expert in his or her chosen field(s) of endeavor, which area of expertise should have some relevance to the corporation's businesses or operations, such as accounting and finance, organic business development, strategic oversight, healthcare, death care or other low growth industry, manufacturing, service businesses, international operations, merger and acquisition related business development, leadership development, sales and marketing, compensation design and processes, public company governance and international governance;

                        3. Knowledgeable, and or willing and able to become so
                           quickly, in the critical aspects of the corporation's businesses and operations in order to make comprehensive and decisive decisions.;

                        4. New directors, excluding existing directors who are
                           reelected should meet the NYSE independence standards then in effect; and

                        5. Experienced and skillful in serving as a competent
                           overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.

RESPONSIBILITIES:       Responsibilities of directors include discharging the
                        following tasks, with the objective of creating short and long term value for shareholders. Additionally, directors must be willing to commit substantial amounts of time to learning the Company and its risks and to participate actively on the Board. They must be good listeners, willing to ask probing questions, disagree with management if necessary, speak their mind and exercise independent judgment on behalf of all shareholders

1.    Proceedings of the Board and its committees;

2. Oversight responsibility for ensuring that the corporation is effectively managed in the interests of all shareholders;

3. Selecting, monitoring, evaluating, compensating, and-if necessary, replacing the President and Chief Executive Officer and other senior executives, and ensuring adequate management succession;

4. Reviewing and analyzing, in order to approve, policies designed to ensure that the corporation and its employees act ethically, and compliance with applicable laws and regulations, auditing and accounting principles, and the corporation's own governing documents;

5. Selecting director nominees, establishment of the structure and composition of the Board and its committees, and determination of the functions of such committees;

6. Reviewing and analyzing, in order to approve, management's strategic and business plans, including developing a depth of knowledge of the businesses being served, understanding and questioning the assumptions upon which such plans are based, and reaching a fully informed and independent judgment as to the probability that the plans can be realized; although directors may rely on management and other professional advisors for the integrity of the information they receive, it is incumbent on them to satisfy themselves that they are fully informed as to all factors they consider relevant;

7. Reviewing and analyzing, in order to approve, the corporation's financial objectives, plans, and actions, including significant capital allocations and expenditures;

8. Reviewing and analyzing, in order to approve, material transactions not in the ordinary course of business;

Monitoring corporate performance against the strategic and business plans, including overseeing the operating results on a regular basis to evaluate whether the businesses are being properly managed;;

9. Reviewing, analyzing, in order to approve, and periodically revising, as appropriate, the corporation's mission statement and the charters of the Board's various committees; and

10. Performing such other functions as are prescribed by law, or assigned to the Board in the corporation's governing documents.

PERFORMANCE METRICS:    Performance meets expectations when a director
                        discharges the foregoing responsibilities with dedication, candor, fairness, integrity, honesty and discretion.

APPROVED AT APRIL 2002 BOARD MEETING

POSITION:               President and Chief Executive Officer

REPORTS TO:             Hillenbrand Industries' Board of Directors

POSITION OVERVIEW:      Subject to the control of the Board of Directors,
                        including the Chairman, the President and Chief
                        Executive Officer shall be responsible for the active overall direction and administration of the affairs of the corporation and management of the day-to-day operations of the company, including the achievement of financial performance objectives, development and implementation of growth and value creation strategies, governance, compliance and communications initiatives, leadership development for Hillenbrand Industries, and the creation of short and long term value for shareholders.

RESPONSIBILITIES:       It is the President and Chief Executive Officer's
                        responsibility to ethically discharge the following with dedication, candor, fairness, integrity, honesty and discretion:

1.    ETHICAL BUSINESS CONDUCT

            - Assure senior management consistently demonstrates high standards of ethical conduct

            - Assure senior management clearly communicates their expectations as to acceptable business behavior to company personnel and regularly confirms employees' understanding and compliance with Hillenbrand's standards of business conduct, and policies regarding acceptable conduct, auditing and accounting principles, and applicable laws and regulations

      PERFORMANCE MEETS EXPECTATIONS WHEN:

            - Employees understand and demonstrate their personal commitment to high standards of ethical conduct

            - A confidential and independent process is maintained to facilitate and encourage reporting of violations of the standards of conduct

            - Senior management responds quickly and effectively to unacceptable behavior

2.    FINANCIAL PERFORMANCE

            - Responsible for value creation through the growth of net income and cash flow

            - Assure that the capital structure of the organization is optimal to achieve shareholder value objectives

            - Assure that revenue growth goals are achieved and that acquisition processes operate effectively

      PERFORMANCE MEETS EXPECTATIONS WHEN:

            - Targets for shareholder value, cash flow, earnings per share and revenue growth are established and achieved on a consistent basis

            - Optimal capital structure for organization is established and maintained

            - Acquisitions are properly evaluated, implemented, integrated and meet financial targets

3.    STRATEGY DEVELOPMENT

            - Responsible for the maintenance and execution of the strategy management process for Hillenbrand Industries to assure that the short and long term strategies of the operating companies and the corporation are created, agreed upon and achieved

            - Responsible for formulating and presenting to the Board for its consideration and approval the corporation's strategic and business plans, including financial objectives, major initiatives and capital allocations and expenditures

            - Responsible for formulating and presenting to the Board for its consideration an appropriate portfolio strategy addressing the expansion or reconfiguration of the corporation's businesses

            - Establish clear performance standards and expectations for the execution of the strategy and the achievement of business plans

            - Supervise the implementation of the strategic and business plans adopted by the Board

      PERFORMANCE MEETS EXPECTATIONS WHEN:

            - Sufficient information regarding proposed and existing business strategies, and their short and long term implications, is provided to the Board, key executives and the organization

            - Business plans are developed, approved by the Board of Directors and executed by the operating companies

            - Acquisitions are completed and integrated into the company effectively

4.    GOVERNANCE AND COMMUNICATIONS

            - Coordinate with the Chairman in the development and preparation of agenda and related materials and information for board meetings, and perform such other functions as may be assigned to him or her by the Board. Information provided to the Board shall include timely disclosure of material and significant events and circumstances related to, involving or impacting Hillenbrand Industries.

            - Serve as the corporation's principal spokesperson to articulate the strategic direction of the organization to appropriate selected audiences and to address other matters of interest to the investment community and the public generally

            - Communicate business plans and performance achievements on a consistent and effective basis

      PERFORMANCE MEETS EXPECTATIONS WHEN:

            - Board meetings are effectively supported by information required for Board decisions and the Board is timely informed of material and significant events and circumstances related to, involving or impacting Hillenbrand Industries

            - Communication to appropriate audiences and messages are defined and completed

            - Simplified and effective methods of communicating performance results are in place and operating effectively

5.    LEADERSHIP DEVELOPMENT

            - Acquire, develop and retain effective leaders to assure the achievement of business strategies

            - Supervise senior management's administration of the corporation's operations on a day-to-day basis and assess the effectiveness of senior management in discharging this task

            - Select, monitor, evaluate, and recommend to the Board compensation levels, and-if necessary-replacement of the corporation's senior executives, and coordinating with the Board on the development and implementation of management succession strategies

            - Develop, in conjunction with the Board, a specific set of both annual and longer-term performance criteria for the office of President and Chief Executive Officer that will require a high standard of performance accountability and ethical behavior and address the legitimate concerns of the corporation's shareholders, other investors, employees, customers and neighbors in the communities where the corporation has manufacturing facilities

      PERFORMANCE MEETS EXPECTATIONS WHEN:

            - Key positions are filled with "A" players and ready backups exist for all key positions

            - Acquired companies can be staffed, as appropriate, from current pool of Hillenbrand Industries' executives

            - Succession plans exist for the company and are followed to achieve the development of required talent

            - An annual set of clear expectations and performance criteria for the CEO are agreed upon by the Board